Exhibit 10.9

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of the 15th day of October, 2008, by and between MTR Gaming Group, Inc., a Delaware corporation having its principal office at State Route 2 South, Chester, West Virginia 26034, together with all of its subsidiaries whether now existing or hereafter formed or acquired (collectively, the “Company”), and Edson R. Arneault, One Riverside Drive, New Cumberland, West Virginia (the “Executive”).

WHEREAS, the Executive is employed by the Company in the capacity of President and Chief Executive Officer pursuant to an Employment Agreement between the Company and the Executive dated as of October 18, 2006, as amended by that certain First Amendment to Employment Agreement dated as of August 28, 2008 (collectively, the “Employment Agreement”);

WHEREAS, the Executive and the Company are also parties to a Deferred Compensation Agreement dated as of January 1, 1999, as amended (the “Deferred Compensation Agreement”);

WHEREAS, the Employment Agreement provides that the Period of Employment is scheduled to expire on December 31, 2008 and the Executive has indicated that he does not wish to continue employment after that date;

WHEREAS, the Company has identified a replacement for the Executive and would like to engage said replacement prior to December 31, 2008;

WHEREAS, the Executive is willing to accommodate the Company’s plans by terminating the Period of Employment on October 31, 2008 (the “Termination Date”);

WHEREAS, the Employment Agreement provides for the payment by the Company to the Executive of an Annual Bonus and also provides that the Executive shall have the right to purchase from the Company the real and personal property described therein; and

WHEREAS, the Company and the Executive have agreed that, (i) in consideration for the Executive’s agreement to early termination of his employment and (ii) in lieu of any and all payments that would otherwise become due and payable to the Executive from and after the date hereof under the Employment Agreement (except as expressly set forth herein), the Company will convey to the Executive the real and personal property and make the payments described herein.

Now, therefore, the parties, in reliance upon the mutual promises and covenants herein contained, do hereby agree as follows:

1.                                      Recitals.  The recitals as set forth above are hereby incorporated herein by reference as though more fully set forth.  Except as otherwise defined herein, capitalized terms shall have the meaning set forth in the Employment Agreement.

2.                                      Termination Date.  The Period of Employment shall terminate on the Termination Date and, upon the Termination Date, the Executive shall cease to be employed by the Company.

3.                                      Payments & Conveyances to the Executive.  In lieu of any and all payments that would otherwise become due and payable to the Executive from and after the date hereof under the Employment Agreement (except as expressly set forth herein), the Company will convey to the Executive the following real and personal property and make the following cash payments to the Executive:

a.                                       The house and real property located at One Riverside Drive, New Cumberland, West Virginia, the furnishings contained therein, and the surrounding acreage described in Schedule 4(j) of the Employment Agreement;

b.                                      The furnishings contained in the Executive’s office at the Company’s headquarters;

c.                                       A bonus payment in the gross amount of Four Hundred Thousand Dollars ($400,000.00), less all applicable taxes required by law and authorized deductions;

d.                                      Compensation and expense reimbursement pursuant to Sections 4(a), (e), (f), (g), (i) and (j) of the Employment Agreement will continue to be paid to the Executive through the Termination Date; and

e.                                       The deferred amounts held in the Trust, together with the earnings thereon will be paid to the Executive in the manner provided for in Section 7.

4.                                      The Executive will be responsible for paying any taxes, interest, penalties or other amounts due on the payment and benefits described in Section 3 (except for the employer’s portion of wage taxes due in relation to Section 3) and shall indemnify the Company and hold it harmless for any taxes, interest, penalties or other amounts that the Company becomes required to pay as a result of not withholding the appropriate amounts from such payment and benefits.  Prior to or concurrently with the conveyance by the Company to the Executive of the real and personal property described in Section 3, the Executive shall deliver (or caused to be delivered to the Company) funds in the amount of $598,500 for purposes of federal, state and local tax withholding related to such conveyance.

5.                                      Premiums under the Deferred Compensation Agreement.  The Company shall pay the premiums on the insurance policies underlying the Deferred Compensation Agreement as provided for in Schedule A of this Amendment until the Executive reaches the age of sixty-five (65).

6.                                      Maintenance of One Riverside Drive.  During the period prior to the conveyance by the Company to the Executive of the house located at One Riverside Drive, the Company shall continue to maintain the house in the manner previously provided in Section 4(h) of the Employment Agreement and Executive shall be permitted to reside in the house from the date hereof until the date of conveyance.  Further, if there is a casualty loss between the date hereof and the date of conveyance, the Company shall assign to Executive any insurance proceeds related to such casualty loss.

7.                                      Timing of Payments.  The compensation and expense reimbursement described in Sections 3(d) and Section 5 shall be paid by the Company in accordance with its customary practice.  Subject to Section 8, below, the conveyance of the real and personal property described in Sections 3(a) and (b), the bonus payment described in Section 3(c), and the Trust amounts described in Section 3(f) shall occur on May 1, 2009.

8.                                      Section 409A.  Because the parties hereto intend that any payment under this Agreement shall be paid in compliance with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretative authority thereunder, such that there will be no adverse tax consequences, interest or penalties as a result of such payments, the parties hereby agree to modify the timing (but not the amount) of any payment hereunder to the extent necessary to comply with Section 409A and avoid application of any additional taxes, or any penalties or interest thereunder.    The provisions of this Section 8 shall only apply if, and to the extent, required to comply with Section 409A in a manner such that the Executive is not subject to additional taxes and/or penalties under Section 409A.

9.                                      Termination of Existing Employment Agreement.  The Company and the Executive agree that the Employment Agreement as well as any other prior written or oral agreements with respect to employment shall terminate as of the Termination Date.  Upon the termination of the Employment Agreement, neither party to the Employment Agreement or any other prior written or oral agreements with respect to the employment of the Executive shall have any further rights or obligations, except that (a) the Company shall remain obligated to convey the real and personal property, and to make the payments, described in Sections 3 and 5 of this Amendment, (b) the Executive shall continue to be bound by the confidentiality provisions set forth in Section 6(a) of the Employment Agreement, (c) the Executive shall remain entitled to receive the benefits to the extent maintained and offered by the Company to which he would otherwise be entitled to receive in the event of the expiration of the Employment Agreement or termination other than for Cause pursuant to the Employment Agreement in the absence of this Amendment, namely, those benefits provided for under the Deferred Compensation Agreement, the Company’s retirement plan, and the insurance policies as provided for in Schedule A of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MTR GAMING GROUP, INC.

\s\ Edson R. Arneault	\s\ Donald J. Duffy
Edson R. Arneault	Donald J. Duffy,
Chairman of the Compensation
Committee

\s\ LC Greenwood
LC Greenwood,
Member of the Compensation
Committee

\s\ Edson R. Arneault
Edson R. Arneault
President and Chief Executive
Officer